EXHIBIT 99.7

HEALTHMONT, INC.

TERM LOAN NOTE

$600,000	March __, 2003

HEALTHMONT, INC., a Tennessee corporation (the “Borrower”), for value received, promises to pay SUNLINK HEALTH SYSTEMS, INC. (the “Lender”), or its assigns, the principal amount of SIX HUNDRED THOUSAND DOLLARS ($600,000), at the offices of Lender located at 900 Circle 75 Parkway, Suite 1300, Atlanta, GA 30339, or at such other place as Lender may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds. All capitalized terms used but not otherwise defined in this Note have the meanings given to them in the Loan Agreement (as defined below).

This Note is one of the Notes issued pursuant to that certain Loan Agreement dated as of March __, 2003, by and among the Borrower, the Lenders party thereto, including SunLink Health Systems, Inc. as the sole initial Lender thereunder and any Agent for such Lenders (such agreement as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions under which the indebtedness evidenced hereby is to be repaid.

The principal amount of the indebtedness evidenced by this Note shall be payable in full on the Maturity Date specified in the Loan Agreement. Interest on this Note shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Loan Agreement. The terms of the Loan Agreement are hereby incorporated herein by reference.

Upon the occurrence and during the continuation of any Event of Default, this Note may, as provided in the Loan Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable. Time is of the essence of this Note. Demand, presentment, protest, and notice of nonpayment and protest are hereby waived by the Borrower. This Note shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and performed in that state.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the day and year first above written.

HEALTHMONT, INC.
By:

Timothy S. Hill President and Chief Executive Officer